[DESCRIPTION]Report of 10f-3 Transactions
Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation Subject to Rule 10f-3 Under the Investment Company Act of 1940
ALLIANCE FUND

10f-3 TRANSACTIONS FOR THE PERIOD DECEMBER 1, 1998 THROUGH MAY 31, 1999
                                                                         Total     % of
                                                              Shares     Shares    Offering                        Shares
                          Date     Shares   % of FundPrice perPurchased bOffered   Purchased                       Held
Security*                 PurchasedPurchasedAssets   Share    Fund Group (000)     By Group Purchased From         05/31/99
Infinity Broadcasting     12/09/98 671,500  0.00%    $20.50   2,705,700  35,000    7.73%    Merrill Lynch          0
Republic Services Inc     04/27/99 300,000  0.00%    $16.88   6,499,200  100,000   6.50%    Merrill Lynch          300,000
Goldman Sachs Group Inc   05/03/99 37,200   0.00%    $53.00   1,247,900  60,000    2.08%    Goldman Sachs Group Inc37,200

* Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public.
**Indicates the puchase of an Eligible Rule 144A Security.
1) Purchases by all Alliance Funds, including the Fund, may not exceed: (a) if purchased in an offering other than an Eligible Rule 144A Offering, 25% of the principal amount of the offering of such class; or (b) if purchased in an Eligible Rule 144A Offering, 25% of the total of (i) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.